Exhibit 21.0

SUBSIDIARIES OF REGISTRANT

            Destination Television, Inc. acknowledges that the following corporations are subsidiaries of the Registrant:

Bar TV, Inc. (Florida)
 Destination Television, Inc. (Florida)
 Hotel TV, Inc. (Florida)
 National Hotel Television Network, Inc. (Florida)